EXHIBIT 11


                            TOMMY HILFIGER CORPORATION
                   COMPUTATION OF NET INCOME PER ORDINARY SHARE

                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                   THREE MONTHS ENDED
                                                        JUNE 30,
                                                    1996        1995

         FINANCIAL STATEMENT PRESENTATION

         PRIMARY

         Average shares outstanding               36,911      35,291

         Net effect of dilutive stock
           options based on the treasury stock
           method using average market price         589       1,446
                                                     ---       -----

         TOTAL                                    37,500      36,737
                                                  ======      ======

         NET INCOME                              $12,578      $7,789
                                                 =======      ======

         PER SHARE AMOUNT                          $0.34       $0.21
                                                   =====       =====

         FULLY DILUTED

         Average shares outstanding               36,911      35,291

         Net effect of dilutive stock
           options based on the treasury stock
           method using ending market price        1,079       1,713

         Total                                    37,990      37,004
                                                  ======      ======

         Net Income                              $12,578      $7,789
                                                 =======      ======

         Per share amount                          $0.33       $0.21
                                                   =====       =====